Exhibit 10.26

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”), made and entered into on this the 30th day of June, 2011, between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

1. Definitions. The following are definitions of certain defined terms used in this Lease. The definition of other terms are found throughout this Lease.

A. “Building” shall mean the office building at 4500 S. 129th East Avenue. Tulsa, OK, 74134, Tulsa, County of Tulsa, State of Oklahoma, currently known as Corporate Woods, and located upon the Property, defined below.

B. “Base Rent”: Base Rent for each month, will be paid in an amount equal to the Approximate Rentable Area in the Premises (excluding the Storage Space) multiplied by the price per square foot (“PSF”) according to the following schedule for the applicable month of the Lease Term divided by twelve.

Month	PSF	No. of Months
1-6	$00.00	6
7-66	$13.70	60
67-114	$14.40	48
115-126	$14.45	12

The monthly Base Rent due for the seventh month of the Lease Term (hereinafter defined) shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof. While the Storage Space is included as part and parcel of the Premises, it is the intent of the parties that the square footage of the Storage Space shall not be included in the square footage of the Premises for determination of Base Rent and Additional Rent.

C. “Additional Rent”: shall mean Tenant’s Pro Rata Share of Basic Costs (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease.

D. “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

E. “Security Deposit”. Intentionally Omitted.

F. “Commencement Date”, “Lease Term” and “Termination Date” shall have the following meanings:

(1) “Lease Term” shall mean a period of One Hundred Twenty Six (126) months commencing on the date upon which Tenant’s Work in the Premises has been Substantially Completed as such date is determined pursuant to Section 3.A. hereof (the “Commencement Date”) For purposes hereof, the “Target Commencement Date” shall be October 1, 2011.

(2) The “Termination Date” shall, unless sooner terminated as provided herein, mean the last day of the Lease Term. Notwithstanding the foregoing, if the Termination Date, as determined herein, does not occur on the last day of a calendar month, the Lease Term shall be extended by the number of days necessary to cause the Termination Date to occur on the last day of the last calendar month of the Lease Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension. The Commencement Date, Lease Term (including any extension by Landlord pursuant to this subsection I.F.(2), Termination Date shall be set forth in a commencement date certificate (the “Commencement Date Certificate”), in substantially the form as shown on Exhibit G attached hereto, executed by Landlord and Tenant as soon as reasonable practicable following the Commencement Date.

G. “Premises” shall mean the office space located within the Building and outlined on Exhibit A to this Lease and known as Suite 200 together with the storage space of approximately 2,200 square feet as outlined on Exhibit A-l (the “Storage Space”).

H. “Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant’s pro rata share of the square footage of the “Common Areas” and the “Service Areas” (as defined below). For purposes of the Lease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is 16,768 square feet.

I. The “Approximate Rentable Area in the Building” is 549,919 square feet. The Approximate Rentable Area in the Premises and the Approximate Rentable Area in the Building as set forth herein may be revised at Landlord’s election if Landlord’s architect determines such estimate to be inaccurate in any material degree after examination of the final drawings of the Premises and the Building.

J. “Tenant’s Pro Rata Share” shall mean 3.05% which is the quotient (expressed as a percentage), derived by dividing the Approximate Rentable Area in the Premises (excluding the warehouse space) by the Approximate Rentable Area in the Building.

K. “Permitted Use” shall mean general office use and no other use or purpose.

L. “Base Year” shall mean the calendar year 2012.

M. “Agent” shall mean Gerry Chauvin as representation for the Landlord (“Landlord’s Agent”).

N. “Building Manager” shall mean Levy Beffort, LLC, an Oklahoma limited liability company dba Grubb & Ellis Levy Beffort or such other company as Landlord shall designate from time to time.

O. “Building Standard”, shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

P. “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other office buildings in the county in which the Building is located.

Q. “Common Areas” shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and parking garages and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

R. “Default Rate” shall mean the lower of (i) twenty-four percent (24%) or (ii) the Maximum Rate.

S. “Maximum Rate” shall mean the highest rate of interest from time-to-time permitted under applicable federal and state law.

T. “Normal Business Hours” for the Building shall mean 8:00 a.m. to 6:00 p.m. Mondays through Fridays, and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays.

U. “Property” shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.

V. “Service Areas” shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

W. “Substantial Completion” or “Substantially Completed” shall mean when (a) construction of Landlord’s Work has been substantially completed in accordance with the Plans, permits, and applicable laws and restrictions; (b) the Architect has certified that Landlord’s Work has been constructed in accordance with the Plans; (c) there is no incomplete or defective work that unreasonably interferes with Tenant’s use of the Premises; (d) all necessary governmental approvals for legal occupancy of the Premises have been obtained (including, if applicable, a Certificate of Occupancy); and (e) all utilities are hooked up and available for use by Tenant in the Premises.

W. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:

Winnercomm, Inc.

Attn: Mr. Roy Patton

Vice President Engineering & Facilities

Before Commencement Date:

6120 S.Yale Ave., Suite 210

Tulsa, Oklahoma 74136

After Commencement Date:

4500 S. 129th East Avenue, Suite 200

Tulsa, OK 74146

With a copy to:

Outdoor Channel Holdings, Inc.

43445 Business Park Drive, Suite 103

Temecula, CA 92590

Attn: R. David Bolls, III,

Assistant General Counsel,

Senior Vice President Business and Legal Affairs

Landlord:

Rob Phillips

4500 South 129th East Avenue

Suite 115

Tulsa, Oklahoma 74134

With a copy to:

Attn: Business Manager

Grubb & Ellis Levy Beffort

4500 S. 129th East Avenue, Suite 195

Tulsa, Oklahoma 74134

Attn: Mark Beffort

Grubb & Ellis Levy Beffort

1601 NW Expressway, Suite 500

Oklahoma City, Oklahoma 73118

Payments of Rent only shall be made payable to the order of:

Merit Partners, LLC

at the following address:

1601 NW Expressway, Suite 500

Oklahoma City, Oklahoma 73118

or such other name and address as Landlord shall, from time to time, designate.

X. “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date thereafter.

Y. “Guarantor” shall mean Outdoor Channel Holdings, Inc., a Delaware corporation.

2. Lease Grant.

A. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord during the Lease Term the Premises together with the right, in common with others, to use the Common Areas, subject to Rules and Regulations, as hereinafter defined. Further, during the Lease Term, Tenant shall have the non-exclusive use of in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas and driveways, subject to the rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord shall make available, and Tenant may use, on a non-exclusive basis, up to Eighty-Four such non-reserved parking spaces in the area designated therefore on Exhibit F attached hereto and made a part hereof. Landlord reserves the right to reasonably designate parking areas within the Property and to change, re-arrange, re-configure, or eliminate portions of the parking areas, so long as Landlord makes available non-exclusive parking for the Building and for Tenant as provided hereinabove.

B. Provided that Tenant is not in default under the Lease beyond any applicable grace or cure periods and provided that Tenant has not vacated or abandoned the Premises during the Lease Term, Tenant (but not any assignee or sublessee unless otherwise expressly agreed upon and excluding any parties to a Permitted Transfer) shall have the right and option (each a “Renewal Option”) to renew this Lease, by written notice delivered to Landlord no later than six (6) months prior to the expiration of the initial Lease Term or first Renewal Term, as the case may be, for two (2) successive terms (each a “Renewal Term”), of sixty (60) months each under the same terms, conditions and covenants contained in the Lease, except that (a) no abatements or other concessions, if any, applicable to the initial Lease Term shall apply to the Renewal Term; (b) the Base Rent for the first year of each Renewal Term shall be the lesser of (i) the then current rental value of the Premises, or (ii) one hundred and three percent (103%) of the previous year’s Base Rent; (c) all leasehold improvements within the Premises shall be provided in their then existing condition (on an “As Is” basis) at the time the Renewal Term commences, (d) after the first year of the Renewal Term, the annual Base Rate for each year thereafter shall be equal to one hundred and three percent (103%) of the previous year’s Base Rent; and (d) the first twelve (12) months of each sixty (60) month Renewal Term shall be the Base Year, as that term is defined hereinabove, for such Renewal Term. The Base Rent for the second Renewal Term shall be established and escalated in the same manner as provided above for the first Renewal Term. Tenant shall have no Renewal Options except for the two (2) Renewal Options described above.

C. Provided Tenant is not then in default under the Lease beyond any applicable grace or cure periods and contingent upon the occurrence of a “Termination Event” or “Downsizing” (as defined below) of Tenant’s Workforce (as defined below) by an amount greater than fifty percent (50%) of Tenant’s Workforce existing as of the Commencement Date, Tenant shall be entitled to terminate this Lease at the end of the sixty-sixth (66) month of the initial Term (the “First Termination Right”) upon not less than six (6) months prior written notice to Landlord (“Termination Notice”) and upon payment of a termination fee (the “Termination Fee”) equal to the sum of the unamortized balance of (i) all costs incurred by Landlord in connection with this Lease transaction, including but not limited to the cost of the Landlord’s Work performed as provided in Exhibit D attached hereto and the cost of any allowances paid as described in Exhibit D; and (ii) the actual real estate broker’s fees and all commissions paid as a result of this Lease; and (iii) the value of three of the six months of free rent provided at the commencement of the Lease Term (based upon a rental rate of $13.70 per rentable square foot), such unamortized balance to be calculated on a straight-line amortization basis over the Lease Term using a five percent (5%) cost of funds; provided, in the event such termination is based upon Downsizing of Tenant’s Workforce, the Termination Fee shall be increased by the amount of $33,536.00 in addition to the foregoing. The actual amount of the Termination Fee and the Tenant’s Workforce as of the Commencement Date shall be confirmed and set forth in the Commencement Date Certificate to be executed by Landlord and Tenant as soon as reasonable practicable following the Commencement Date. The payment of the Termination Fee shall be due and payable with and shall accompany the delivery of the termination notice provided above. Failure to provide the notice and payment of the Termination Fee as provided in this Subparagraph 2.C within the time frames set forth above shall constitute a waiver of the First Termination Right.

D. Provided Tenant is not then in default under the Lease beyond any applicable grace or cure periods and contingent upon the occurrence of a Termination Event (but not based upon Downsizing), Tenant shall be entitled to terminate this Lease at the end of the ninetieth (90th) month of the initial Term upon not less than six (6) months prior written notice to Landlord (the “Second Termination Right”). Failure to provide the notice to terminate this Lease within the time frame set forth in this Subparagraph 2.D shall constitute a waiver of the Second Termination Right.

E. For purposes hereof, a “Termination Event” shall mean the sale of the company or the closure of Tenant’s office or business resulting in Tenant’s ceasing to conduct business in Tulsa, Oklahoma or any surrounding metropolitan areas, such as by way of example, the sale of the business resulting in a relocation out of Tulsa, Oklahoma or surrounding metropolitan areas. For purposes hereof, “Downsizing” shall mean the reduction of Tenant’s “Workforce” by the number of people set forth herein for the applicable event for a period of not less than the twelve (12) months preceding the Termination Notice or Contraction Notice, as the case may be. For purposes hereof, “Workforce” shall mean as of the Commencement Date the number of Tenant’s full time employees (i.e. (i) those working at a full time schedule and properly enrolled upon Tenant’s payroll located at the Premises; or (ii) otherwise for which a posted and advertised full time position is available with Tenant; provided such unfilled position shall not exceed one person; or (iii) those providing contract services for Tenant at a full time equivalent pursuant to a long term (meaning more than twelve months) written contract between Tenant and such person). For purposes of calculating Tenant’s Workforce, part time employees, persons with desk sharing arrangements, temporary personnel (whether through an agency or otherwise), and contract services, except as provided above in connection with contract services under long term contracts, shall be excluded. The Termination Notice provided by Tenant shall include a certification by Tenant as to such reasonable information to enable landlord to confirm that the Termination Notice is based upon either a Termination

Event or Downsizing, as the case may be, and Landlord shall be entitled, upon reasonable notice to Tenant, to audit Tenant’s books and records relating thereto, including but not limited to payroll records.

F. Provided Tenant is not then in default under the Lease beyond any applicable grace or cure periods and contingent upon the occurrence of a “Contraction Event”, as defined below, Tenant shall be entitled to a one-time right at the end of the sixty-sixth (66th) month of the Term to reduce the Net Rentable Area of the Premises (“Contraction”) to exclude up to but not exceeding fifty percent (50%) of the Rentable Square Feet of the Premises, subject to all rules, regulations, codes and laws having jurisdiction thereon (the “Contraction Space”) and provided the Contraction Space shall be contiguous. Tenant shall give to Landlord not less than six (6) months prior written notice prior to such Contraction (the “Contraction Notice”). Upon the effective date of any Contraction (i.e. at the end of the sixty-sixth (66th) month of the Term), the Base Rent relating to the Net Rentable Area of the remaining Premises shall be adjusted and the chart set forth in Section l.B of this Lease shall be amended to reflect that the Base Rent for the remaining Premises shall be increased by an amount equal to fifty percent (50%) of the Contraction Percentage, as defined below. For purposes hereof, the “Contraction Percentage” shall mean the percentage that the Rentable Square Feet of the Contraction Space bears to the total Rentable Square Feet of the Premises prior to such Contraction (i.e. 16,768). By way of example, and not as a limitation, if the Contraction Space should represent thirty percent (30%) of the original Premises, then in that event, the Base Rent for the remaining Term of the Lease would be increased by fifteen percent (15%) as of the end of the sixty sixth (66th) month of the Term of this Lease.

Further, Tenant’s Proportionate Share shall be adjusted at the same time; however, such adjustment to Base Rent and other amounts due hereunder shall not take place until the end of the sixty-sixth (66th) month of the Term of this Lease.

All costs and expenses of Landlord necessary to separately demise the remaining portion of the Premises in accordance with applicable building code, regulations and applicable law, shall be paid by Tenant to Landlord within thirty (30) days following written demand to Tenant accompanied with copies of invoices or other documents to reasonably evidence such cost. Tenant will permit Landlord and its agents and representatives the right to enter into and upon any and all parts of the Premises, at all reasonable hours to complete the work necessary to separately demise the remaining Premises from the Contraction Space and Landlord may, during the progress of such work, keep and store therein or elsewhere upon the Premises all necessary materials, tools, supplies and equipment; provided Landlord shall use reasonable efforts to minimize interference with Tenant’s work. Notwithstanding the above, Landlord shall not be liable for inconvenience, annoyance, loss of business or other damage of Tenant by reason of making such improvements or the performance of any such work or on account of bringing materials, tools, supplies and equipment into or through the building during the course thereof, and the obligations of Tenant under this Lease shall not be affected thereby.

For purposes of this subparagraph, a “Contraction Event” shall mean a Downsizing of Tenant’s “Workforce” by an amount that is at least twenty-five percent (25%) of Tenant’s Workforce but not greater than fifty percent (50%) of Tenant’s Workforce for a period of not less than the twelve (12) months preceding the Contraction Notice. The Contraction Notice provided by Tenant shall include a certification by Tenant as to the basis of the contraction and such reasonable information to enable landlord to confirm that extent of Downsizing and Landlord shall be entitled, upon reasonable notice to Tenant, to audit Tenant’s books and records relating thereto. Failure to provide the notice to contract this Lease within the time frame set forth in this Subparagraph F shall constitute a waiver of such contraction rights.

3. Adjustment of Commencement Date/Possession.

A. For purposes of determining the Commencement Date and Termination Date pursuant to Paragraph l.F above, the Lease Term shall commence upon the date that Landlord has Substantially Completed (defined above) the work to be performed by Landlord as set forth in the Work Letter Agreement attached hereto as Exhibit D (“Work Letter”); provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work as a result of the occurrence of any of the following (a “Delay”):

(1) Tenant’s failure to furnish information in accordance with the Work Letter Agreement or to respond to any request by Landlord for any approval of information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; or

(2) Tenant’s insistence on or the availability of specialty equipment, materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or

(3) Changes in any plans and specifications requested by Tenant; or

(4) The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord and such work actually delays Landlord from completing Landlord’s Work); or

(5) Any request by Tenant that Landlord delay the completion of any of the Landlord’s Work; or

(6) Any actual delay resulting from Tenant’s having taken possession of the Premises for any reason prior to Substantial Completion of the Landlord’s Work; or

(7) Any other actual delay of Landlord in completing Landlord’s Work caused by Tenant, its agents, employees or independent contractors;

then, the Commencement Date shall be deemed to be the day that said Landlord’s Work would have been substantially completed absent any such Delay(s).

B. If Landlord fails to deliver possession of the Premises to Tenant on or before the Target Commencement Date, Landlord shall not be subject to any liability for its failure to do so. This failure shall not affect the validity of this Lease or the obligations of Tenant under it, but the Lease Term shall commence on the date on the actual date of Substantial Completion. The Lease Termination Date shall be extended for a like period plus any additional period required to make the Lease Termination Date the last day of the calendar month. Landlord shall use its commercially reasonable efforts, including litigation, to enforce its rights to possession of the Premises against any holdover tenant.

C. If Substantial Completion of Landlord’s Work and delivery of the Premises to Tenant have not occurred by November 1, 2011, as the same shall be extended by reason of Tenant Delays (the “Outside Date”), Tenant’s sole remedy shall be to terminate this Lease by delivering a notice to Landlord (“Outside Date Termination Notice”) electing to terminate this Lease effective on the date Landlord’s receives the Outside Date Termination Notice (the “Outside Date Termination Date”). The Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, no earlier than the Outside Date and no later than five (5) business days after the Outside Date. If Tenant delivers the Outside Date Termination Notice to Landlord, Landlord shall have the right to suspend the Outside Date Termination Date for a period ending thirty (30) days after the original Outside Date Termination Date. In order to suspend the Outside Date Termination Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Outside Date Termination Notice, a certificate of the general contractor in charge of construction certifying that it is that contractor’s best good- faith judgment that Substantial Completion of Landlord’s Work will occur within thirty (30) days after the original Outside Date Termination Date. If Landlord provides this certificate and Substantial Completion of Landlord’s Work occurs within such thirty (30) day suspension period, the Outside Date Termination Notice shall be of no further force or effect and the Outside Date Termination Date shall no longer be applicable. If, however, Substantial Completion of the Landlord’s Work does not occur within such thirty (30) day suspension period, this Lease shall terminate as of the date of expiration of the thirty (30) day period.

If before the Outside Date Landlord determines that Substantial Completion of the Landlord’s Work will not occur by the Outside Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord’s reasonable, good-faith estimate of the date by which Substantial Completion of the Landlord’s Work will occur. Tenant shall be required, within five (5) business days after receipt of such notice, to either deliver the Outside Date Termination Notice (which will mean that the procedure set forth in the foregoing paragraph shall be followed) or agree to extend the Outside Date to the date stated in Landlord’s notice. Tenant’s failure to respond in writing within this five (5) business day period shall be considered to constitute Tenant’s agreement to extend the Outside Date to the date stated in Landlord’s notice. If the Outside Date is so extended, Landlord’s right to request Tenant to elect to either terminate or further extend the Outside Date shall remain and continue to remain, with each of the notice periods and response periods set forth above, until the Substantial Completion of the Landlord’s Work or until this Lease is terminated.

D. If Tenant takes possession of the Premises prior to the Commencement Date, such possession shall be subject to all the terms and conditions of the Lease and Tenant shall pay Base Rent and Additional Rent to Landlord for each day of occupancy prior to the Commencement Date. Notwithstanding the foregoing, if Tenant, with Landlord’s prior approval, takes possession of the Premises prior to the Commencement Date for the sole purpose of performing any Landlord- approved improvements therein or installing furniture, equipment or other personal property of Tenant, such possession shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Base Rent or Additional Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Tenant shall, however, be liable for the cost of any services (e.g. electricity, HVAC, freight elevators) that are provided to Tenant or the Premises at Tenant’s request during the period of Tenant’s possession prior to the Commencement Date. Nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior consent of Landlord.

4. Use/Access.

A. The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property. Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations. Tenant, at its expense, will comply and shall use its best efforts to cause its employees and shall use commercially reasonably efforts to cause invitees and visitors to comply, with the rules and regulations of the Building attached hereto as Exhibit B (the “Rules and Regulations”), as the same may be further adopted or altered by Landlord from time-to-time for the safety, care and cleanliness of the Premises, Building and Property or for the reservation of good order, so long as, (i)the Rules and Regulations do not require Tenant to pay any additional Rent; (ii) no amendment or addition to the Rules and Regulations is binding on Tenant until the tenth (10th) business day after Tenant receives written notice of the change, and no amendment or addition applies retroactively; and (iii) the Rules and Regulations do not take precedence over the specific terms and conditions of this Lease. Notwithstanding Item No. 22 of the Rules and Regulations, Tenant shall be entitled to temporarily store and transfer a weapon but only to the extent of Tenant’s ordinary course of business and provided if such weapon is a firearm, such weapon shall be unloaded and such storage and transfer of any weapon will be in full compliance with all applicable Laws.

Landlord agrees not to enforce the Rules and Regulations in a manner that discriminates against Tenant. Landlord shall not be responsible to Tenant for the failure of any other tenants or occupants of the Building to comply with the Rules and Regulations.

B. Tenant, its employees, agents, and invitees shall have complete access to the Premises twenty-four (24) hours a day, seven (7) days a week. Landlord may temporarily close the Premises if required because of a life threatening or building threatening situation.

5. Base Rent.

A. Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any charges for replacement of electric lamps and ballasts and any other services, goods or materials furnished by Landlord at Tenant’s request which are not otherwise included in Additional Rent), all of which hereinafter may be collectively called “Rent.” In addition Tenant shall pay and be liable for, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority upon Rent paid hereunder by Tenant, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease.

B. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments of the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month.

C. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy. The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

D. To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid. In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent within 10 days after due and payable hereunder, a “Late Charge” equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.

E. The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto and incorporated herein for all purposes.

6. Guaranty. As a condition to the execution hereof by Landlord, Tenant shall cause Guarantor to make, execute and deliver to Landlord an unconditional and continuing guaranty of payment and performance by Tenant under this Lease, the form of which shall be as set forth on Exhibit “H” attached hereto and made a part hereof.

7. Services to be Furnished by Landlord.

A. Landlord agrees to furnish Tenant the following services:

(1) Water for use in the lavatories on the floor(s) on which the Premises is located. If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, cold water shall be supplied, at Tenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Tenant’s sole cost and expense with the prior reasonable consent of Landlord. If Tenant desires hot water in the Premises, Tenant, at its sole cost and expense and subject to the prior reasonable consent of Landlord, may install a hot water heater in the Premises. Tenant shall be solely responsible for the maintenance and repair of any such water heater and line and fixtures in the Premises.

(2) Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning service at times other than Normal Business Hours, such additional service shall be furnished only upon the written request of Tenant delivered to Landlord prior to 3:00 p.m. at least one Business Day in advance of the date for which such usage is requested.

(3) Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, age and location.

(4) Janitorial and cleaning service in and about the Premises on Business Days; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost (with no markup) attributable thereto as Additional Rent within 30-days after presentation of a statement therefor by Landlord. Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to the supervision of Landlord and at Tenant’s sole cost and responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.

(5) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions of Section 11 of this Lease.

(6) Fluorescent bulb replacement in the Premises necessary to maintain building standard the lighting, as established by Landlord, and fluorescent and incandescent bulb and ballast replacement in the Common Areas and Service Areas.

(7) Passenger elevator service in common with Landlord and other persons during Normal Business Hours and freight elevator service in common with the Landlord and other tenants in the Building during Normal Business Hours subject to scheduling such freight elevator with the Building Manager during Normal Business Hours. Such normal elevator service, passenger or freight, if furnished at other times, shall be optional with Landlord and shall never be deemed a continuing obligation. Landlord, however, shall provide limited passenger elevator service daily at all times when normal passenger elevator service is not provided.

(8) Access control to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems appropriate. Tenant shall cooperate fully in Landlord’s efforts to maintain access control to the Building and shall follow all regulations promulgated by Landlord with respect thereto, as the same may be amended from time to time. Notwithstanding anything herein to the contrary Tenant expressly acknowledges and agrees that Landlord is not warranting the efficacy of any access personnel, service, procedures or equipment and that Tenant is not relying and shall not hereafter rely on any such personnel service, procedures or equipment. Landlord shall not be responsible or liable in any manner for failure of any access personnel, services, procedures or equipment to prevent, control, or apprehend anyone suspected of causing personal injury or damage in, on or around the Property.

B. If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. Landlord may impose a reasonable charge for such additional utilities or building services (without markup or profit to Landlord), which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

C. Except as otherwise expressly provided herein, the interruption or termination of these defined services in whole or in part, resulting from Landlord’s adherence to laws, regulations and administrative orders, repairs, improvements alterations, breakdown, accident, weather, strikes, labor disputes, fuel or material scarcity, or failure of any corporation, firm or person with whom the Landlord may contract for any such service to furnish same, or any other causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery.

D. Landlord shall, at its expense (except as included in Basic Costs) keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the exterior portion of the Building and Property, (d) all parking facilities and other portions of the Common Areas, including Building facilities common to all tenants, including, but not limited to, the ceilings, walls and floors in the Common Areas.

Landlord shall use reasonable diligence to make repairs when appropriate to keep the applicable portion of the Premises, Building, Property, and other items in the condition described in this clause. Landlord shall not be in default of its repair and maintenance obligations under this section if Landlord performs the repairs and maintenance within thirty (30) days after written notice by Tenant to Landlord of the need for such repairs and maintenance. If, due to the nature of the particular repair or maintenance obligation, more than thirty (30) days are reasonably required for completion, Landlord shall not be in default under this section if Landlord begins work within this thirty-day (30-day) period and diligently prosecutes this work to completion. No abatement of Rent and no liability of Landlord shall result for any injury to or interference with Tenant’s business arising from the making of or failure to make any repairs, replacements, alterations, or improvements in or to any portion of the Premises, Building, Property, fixtures, appurtenances, or equipment.

8. Leasehold Improvements/Tenant’s Property. All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant.

By written notice to Tenant given at either sixty (60) days before expiration of the Term or within one (1) month after the earlier termination of this Lease or Tenant’s right to possession, Landlord may require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant, including but not limited to electronic, phone and data cabling (the “Required Removables”) at Tenant’s sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within the later of (i) thirty (30) days after notice from Landlord, or (ii) upon the expiration or earlier termination of this Lease or Tenant’s right to possession. In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage caused thereby) and dispose of the Required Removables in any manner determined by Landlord in its sole discretion or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord.

9. Signage. Landlord shall provide and install, at Landlord’s cost, all applicable signage identifying Tenant on (a) Tenant’s entrance doors outside of the Premises, (b) on the existing base monuments as exist for the Building adjacent to 129th Street and 41st Street, (c) on directional signage within the Building as determined by Landlord from time to time, and (d) in the main lobby of the Building as a directory may exist, from time to time. All such signage, letters and numerals shall be in the standard graphics for the Building. No other signage shall be used or permitted on the Premises without Landlord’s prior written consent.

10. Repairs and Alterations by Tenant.

A. Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear and casualty loss excepted:(i) the nonstructural portions of the Premises (including all Tenant Improvements, Alterations and fixtures); and (ii) all systems and equipment that serve only the Premises.

Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. Tenant shall be responsible for all repairs replacements and alterations in and to the Premises, Building and Property, the need for which arises out of (1) Tenant’s or any of Tenant’s agents, contractors, employees, representatives, licensees, permittees or customers (collectively “Tenant Parties” and individually a “Tenant Party”) use or occupancy of the Premises, (2) the installation, removal, use or operation of Tenant’s Property (as defined in Section 8. above), (3) the moving of Tenant’s Property into or out of the Building, or (4) the act, omission, misuse or negligence of Tenant, or any Tenant Party. All such repairs, replacements or alterations shall be performed in accordance with Section 10.B. below. If Tenant fails to maintain the Premises in good order, condition and repair (ordinary wear and tear and casualty loss excepted), Landlord shall give Tenant notice to perform such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at is option, make such repairs, and Tenant shall pay to Landlord within thirty (30) days after demand therefor as Additional Rent the actual cost of such repairs, together with an administration charge in an amount equal to ten percent (10%) of the cost of such repairs.

B. Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, whether structural or otherwise, without first obtaining the written consent of Landlord in each such instance, which consent may be refused or given on such conditions as Landlord may elect. Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 15. hereof; and a payment bond or other security, all in form and amount satisfactory to Landlord. Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may require, including, but not limited to, Builder’s Risk and Worker’s Compensation insurance. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quantity. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish “as-built” plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord upon demand for all sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any alterations, additions or improvements. In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building. In the event Landlord elects to oversee such work, Landlord shall be entitled to receive a fee for such oversight in an amount equal to ten percent (10%) of the cost of such alterations, additions or improvements. Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use.

11. Use of Electrical Services by Tenant.

A. All electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Base Rent and Basic Costs (except as provided in Section 11.B. below with respect to excess usage). Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, and as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Except as provided in Section 23(1), Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

B. Tenant’s use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load of the utilities which are initially installed in the Premises as Landlord’s Work. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building Standard, Landlord may refuse to consent to such usage or may consent upon such conditions as

Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional usage (to the extent permitted by law), installation, maintenance and preventative maintenance by a qualified vendor thereof shall be paid for by Tenant as Additional Rent. Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises or to measure electrical usage by survey or any other method that Landlord, in its reasonable judgment, deems appropriate.

12. Entry by Landlord. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last (12) twelve months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises. Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally. Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Business Hours. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.

13. Assignment and Subletting.

A. Except in connection with a Permitted Transfer (defined in Section 13.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in Landlord’s violation of another tenant’s rights set forth in a written lease that is in effect on the date of this Lease; or (3) the proposed transferee is a governmental agency or an existing occupant of the Building; or (4) Tenant is then in default under this Lease beyond any applicable notice and cure period. Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord’s sole and absolute discretion, be voidable. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer(s). In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

B. If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other information as Landlord may reasonably request. Landlord shall within thirty (30) days after Landlord’s receipt of the required information and documentation either: (1) consent or reasonably refuse consent to the Transfer in writing; or (2) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, deliver notice of Landlord’s election to terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect. If Landlord elects to recapture the Premises under clause (2), above, Tenant may, within ten (10) days after receipt of Landlord’s notice, withdraw its request for Landlord’s consent to a Transfer, which shall void Landlord’s termination notice and this Lease shall continue in full force and effect in accordance with its terms as though Tenant had not requested Landlord’s consent to a Transfer.

If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) days period after the date Landlord receives the required information and documentation, Landlord shall be deemed to have refused to consent to such Transfer, and to have elected to keep this Lease in full force and effect. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any requested Transfer, but not a Permitted Transfer. In addition, Tenant shall reimburse Landlord for its actual reasonable third-party costs and expenses (including without limitation reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s review of such requested Transfer. Landlord shall provide reasonable supporting documentation substantiating any such costs and expenses.

C. Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration actually received by Tenant from a transferee (including any payment in excess of the fair market value of services rendered by Tenant to transferee or assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the transferee in connection with the Transfer) as a result of a Transfer that is in excess of (i) the Rent payable to Landlord hereunder for the portion of the Premises and Term covered by the Transfer, (ii) reasonable leasing commissions paid by Tenant, (iii) other reasonable out of pocket costs paid by Tenant (including attorneys fees, advertising costs, and expenses readying the Premises for occupancy by the transferee), and (iii) any out of pocket consideration paid to the transferee or any third party to induce transferee to consummate transfer, within ten (10) days following receipt thereof by Tenant. If Tenant is in Monetary Default (defined in Section 22. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord’s share of any excess).

D. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.

E. Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease beyond any applicable notice and cure periods; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) such proposed transferee shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; and (4) such proposed transferee shall operate its business in the Premises for the Permitted Use and no other purposes; and (5) Tenant shall deliver to Landlord written notice along with reasonable documentation to allow Landlord to confirm the Permitted Transfer based upon the foregoing criteria, at least thirty (30) days before the effective date of the proposed purchase, merger, consolidation or reorganization.

F. Tenant agrees that in the event Landlord withholds its consent to any Transfer contrary to the provisions of this Section 13. Tenant’s sole remedy shall be to seek an injunction in equity or compel performance by Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent.

G. If this Lease is assigned in the manner provided above, Landlord shall release Tenant from liability under the Lease for obligations accruing after the Transfer.

14. Mechanic’s Liens. Tenant will not permit any mechanic’s liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property and Tenant fails to obtain the release of such lien or provide a bond allowing the release thereof within the time frames required within this Lease, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys’ fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent. Tenant shall within ten (10) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22. hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

15. Insurance.

A. Landlord shall maintain such insurance on the Building and the Premises (other than on Tenant’s Property or on any additional improvements constructed in the Premises by Tenant), and such liability insurance in such amounts as Landlord elects. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear. The coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance that are carried by reasonably prudent landlords of comparable Buildings and workers’ compensation coverage as required by applicable law. On inquiry by Tenant from time to time, Landlord shall inform Tenant of all such insurance carried by Landlord.

B. Tenant shall maintain at its expense, (1) in an amount equal to full replacement cost, special form (formerly known as all risk) property insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, and Tenant’s Property located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to Section 18 hereof and with deductibles in an amount reasonably satisfactory to Landlord, and (2) a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to its activities in the Building and on the Property, in an amount of not less than $2,000,000 per occurrence per person coverage for bodily injury, property damage, personal injury or combination thereof (the term “personal injury” as used herein means, without limitation, false arrest, detention or imprisonment, malicious prosecution, wrongful entry, liable and slander), provided that if only single limit coverage is available it shall be for at least $2,000,000 per occurrence with an umbrella policy of at least $5,000,000 combined single limit per occurrence. Tenant’s insurance policies shall name Landlord and Building Manager as additional insureds and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Section 16 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Prior to Tenant’s taking possession of the Premises, Tenant shall furnish evidence satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord at least thirty (30) days prior to the modification, cancellation or expiration of such insurance policies. In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance at least thirty (30) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord’s interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant’s default hereunder). The cost to Landlord of obtaining such policies, plus an administrative fee in the amount of ten percent (10%) of the cost of such policies shall be paid by Tenant to Landlord as Additional Rent upon demand.

C. The insurance requirements set forth in this Section 15 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party’s liability under this Lease. In addition to the requirements set forth in Sections 15 and 16, the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current A.M. Best’s Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or in that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance for all claims under it and provide that any insurance carried by Landlord and Landlord’s lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that insurance may not be cancelled, nonrenewed or the subject of material change in coverage of available limits of coverage, except upon thirty (30) days prior written notice to Landlord and Landlord’s lenders. Tenant will deliver a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease, together with evidence satisfactory to Landlord of the payment of the premiums therefor, to Landlord on or before the date Tenant first occupies any portion of the Premises, at least thirty (30) days before the expiration date of any policy and upon the renewal of any policy. Any deduction limits and self insured retentions under Tenant’s policies shall be subject to Landlord’s prior written approval. Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant’s sole expense, procures a “per location” endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.

D. If Tenant’s business operations, conduct or use of the Premises or any other part of the Property causes an increase in the premium for Landlord’s property insurance policy covering the Building, Tenant will, within ten (10) days after receipt of notice from Landlord, reimburse Landlord for the entire increase, as and when payable by Landlord.

E. Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any personal injury or loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or on the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. In the event that Tenant is permitted to and self-insures any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance. Notwithstanding anything to the contrary herein, Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant for any loss or damage to any property, or bodily injury or personal injury or any resulting loss of income or losses from worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage was required to be covered by insurance pursuant to this Lease.

16. Indemnity. Except as waived and released above, to the extent not expressly prohibited by law, neither Landlord nor Building Manager nor any of their respective officers, directors, employees, members, managers, or agents shall be liable to Tenant, or to Tenant Party for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, or any Tenant Party, or by any other person entering the Building or upon the Property under the invitation of Tenant or arising out of the use of the Property, Building or Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder. Tenant hereby indemnifies and holds Landlord and Building Manager and their respective officers, directors, employees, members, managers and agents (“Indemnitees”), harmless from all liability and claims

(collectively, “Claims”) for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Premises, or at any other place, including the Property or the Building caused by Tenant and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or any Tenant Party. Such indemnity for the benefit of Indemnitees shall be enforceable even if Indemnitees, or any one or more of them have or has caused or participated in causing such liability and claims by their joint or concurrent acts, negligent or intentional, or otherwise. Tenant’s indemnification in this section shall not apply to any Claim caused by or arising out of the active or passive negligence of Landlord Parties or to the extent that a Claim against Landlord actually or allegedly arises out of the willful misconduct of Landlord, except for damage to the tenant improvements or Tenant’s personal property, fixtures, furniture, and equipment in the Premises to the extent that such damage is covered by insurance that Tenant is required to carry under this Lease (or would have been covered had Tenant carried the insurance required under this Lease).

Because Landlord is required to maintain insurance on the Building and Tenant compensates Landlord for such insurance as part of Tenant’s share of Basic Costs and because of the waivers of subrogation, Landlord shall, with counsel reasonably acceptable to Tenant, indemnify, defend, and hold harmless Tenant Parties from and against all Claims for damage to property outside the Premises caused by Tenant to the extent that such Claims are covered by such insurance (or would have been covered had Landlord carried the insurance required under this Lease), even if resulting from the negligent acts, omissions, or willful misconduct of Tenant Parties.

Notwithstanding the terms of this Lease to the contrary, the terms of this Section shall survive the expiration or earlier termination of this Lease.

17. Damages from Certain Causes. To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or any Tenant Party, for any injury to person or damage to property sustained by Tenant or any such Tenant party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant or any Tenant Party for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

18. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Premises or Building are damaged by a casualty, or any Common Areas of the Building providing access to the Premises are damaged to the extent that (i) Tenant does not have reasonable access to the Premises, (ii) or the casualty results in the Premises not being provided with base Building systems or parking facilities, or (iii) in the event the Building shall be so damaged that substantial alteration or reconstruction shall be required (whether or not the Premises have been damaged by such casualty) as reasonably determined by Landlord, or (iv) in the event there are less than two (2) years of the Lease Term remaining, or (v) in the event that Landlord’s mortgagee requires that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, either party may, at its option, terminate this Lease by notifying the other in writing of such termination within ninety (90) days after the date of such casualty.

If the damage extends to the Premises or the Building in a manner which prevents Tenant’s Permitted Use and restoration of the Premises or Building shall take more than one hundred eighty (180) days from the date of such casualty to be restored in the reasonable opinion of Landlord and Tenant, Tenant at its option may terminate the Lease upon written notice to Landlord within thirty (30) days after the date of such casualty. If Landlord and Tenant do not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter (except that Landlord shall not be responsible for delays not within the control of Landlord) to substantially the same condition in which it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty and Landlord’s obligation to restore shall be further limited so that Landlord shall not be required to expend for the repair and restoration of the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter, more than the dollar amount of the IT Allowance, if any, described in the Work Letter Agreement. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Tenant’s reoccupancy of the Premises. Except as set forth above, all cost and expense of reconstructing the Premises shall be borne by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such costs prior to Landlord’s commencement of repair and restoration of the Premises.

Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof. Landlord and Tenant agree that Tenant’s Rent shall be fully abated during the period beginning on the later of (a) the date of the Casualty or (b) the date on which Tenant ceases to occupy the Premises and ending on the date of Substantial Completion of Landlord’s restoration obligations as provided in this section. If, however, Tenant is able to occupy and does occupy a portion of the Premises, Rent shall be abated only for the portion of the Premises not occupied by Tenant.

19. Condemnation.

If the whole or any part of the Premises or the Building, or all or any portion of the Property, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase or other means of transfer or acquisition in lieu thereof, which would leave the remainder of the Building and / or Property unsuitable for use as an office building comparable to its use on the Commencement Date, or if such taking would render the Property, Building, or Premises unable to reasonably support Tenant’s Permitted Use, then either the Landlord or Tenant, at the option of either party, may terminate this Lease, by giving the other party not less than thirty (30) days notice, and the Rent and Additional Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or Property shall occur. In the event this Lease is not terminated, the Rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant (unless included within improvements funded by Landlord), and, so long as Landlord’s award is not otherwise reduced, Tenant may make a separate claim for (a) Tenant’s moving expenses, (b) leasehold improvements owned by Tenant, and (c) the value of Tenant’s unexpired Lease Term.

20. Hazardous Substances.

A. Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended (“CERCLA”) (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be taken on the Property, by Tenant, its agents, employees, invitees or contractors, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976

(“RCRA”), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq., or any similar state law or local ordinance.

B. Tenant agrees to indemnify and hold Indemnitees (as defined in Section 16) harmless from and against and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of the breach of any representation or covenant contained in Section 20.A above by Tenant.

C. Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.

D. Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:

(1) Any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Property that is provided by Tenant or any subtenant or other occupant of the Premises to a governmental or regulatory agency;

(2) Any notice of a violation, or a potential or alleged violation, of any Environmental Law (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

(3) Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property;

(4) Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property; and

(5) Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.

E. As used herein “Environmental Laws” mean all present and future federal, state and municipal laws, ordinances, rules and regulations applicable to environmental and ecological conditions, and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to environmental matters.

F. As of the date of delivery of the Premises to Tenant, Landlord represents and warrants that, to the best of its knowledge, neither the Premises nor the Property contain any Environmental Pollutants. In the event any such Environmental Pollutants should be found, except with regard to that placed in the Premises by Tenant, it shall be removed by Landlord at Landlord’s cost and expense. Landlord covenants that, during the term of this lease, it will not cause or permit the treatment, storage, or disposal of any Environmental Pollutants in, on or about any part of the Property by Landlord, its agents, employees, or contractors in violation of any Environmental Laws, and it will permit the introduction of other Environmental Pollutants to the Property only in compliance with all Environmental Laws.

21. Americans with Disabilities Act.

A. Landlord represents and warrants that, as of the date of this Lease, the Premises and the Property comply with all applicable laws, statutes, ordinances, rules, codes, regulations, orders, and interpretations of all federal, state, and other governmental or quasi- governmental authorities having jurisdiction over the Property, including, without limitation, Americans with Disabilities Act (Public Law (July 26, 1990) (“ADA”) (collectively, “Laws”). Landlord will promptly comply with all Laws, and will cause the Premises and the Project to comply with all Laws (including, without limitation, the ADA). Except as otherwise provided herein, such compliance shall be at Landlord’s sole cost and expense. Such compliance shall be at Tenant’s sole cost and expense if it is required solely and uniquely as a result of Tenant’s manner of use or occupancy of the Premises for other than normal and customary office purposes. If any modifications are required to be made to the Building after the date hereof as a result of any changes in Laws which become effective after the date of this Lease, the cost of such compliance shall constitute an Basic Cost, except to the extent that such modifications are required solely as a result of Tenant’s manner of use or occupancy of the Premises for other than normal and customary office purposes, or as a result of the manner of use and occupancy of its premises by any other tenant in the Building, in which case such modifications shall be at the sole cost and expense of Tenant or such other tenant, as the case may be.

B. Tenant will promptly comply with all Laws relating to Tenant’s use or occupancy of the Premises. At its sole cost and expense, Tenant will promptly cause the Premises to comply with all Laws to the extent that such compliance is required to the extent of Tenant’s use or occupancy of the Premises for other than normal and customary office purposes.

22. Events of Default.

A. The following events shall be deemed to be “Events of Default” under this Lease:

(1) Tenant shall fail to pay when due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease and the continuation of such failure for a period of ten (10) days after receipt of written notice of such default given by Landlord; provided however, Landlord shall not be required to give such written notice more than two (2) times in any twelve (12) month period following the Commencement Date, after which time, no written notice shall be required upon Tenant’s failure to pay when due any Base Rent, Additional Rent or other amounts payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a “Monetary Default”) for any Monetary default by Tenant occurring during the remainder of such twelve (12) month period.

(2) Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice.

(3) Any failure by Tenant to observe or perform any of the covenants with respect to (a) assignment and subletting set forth in Section 13, (b) mechanic’s liens set forth in Section 14, (c) insurance set forth in Section (15) or (d) the delivery of a Tenant Estoppel as required in Section 28.

(4) Tenant or any Guarantor shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

(5) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or of any of Tenant’s property located thereon in any proceeding brought by Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

(6) The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

(7) Tenant shall abandon or vacate any substantial portion of the Premises and fails to pay Rent.

(8) The liquidation, termination, dissolution, forfeiture of right to do business or death of Tenant or any Guarantor.

23. Remedies.

A. Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

(1) Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for all actual third-party cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, regardless of whether caused by Landlord’s negligence (except to the extent sustained by reason of Landlord’s gross negligence or willful misconduct).

(2) Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that

Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD’S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN 735 ILCS §§ 5/9-209 AND 5/9-210). TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORDS TERMINATION OF THIS LEASE PURSUANT TO SECTION 23A(2) OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO SECTION 23A(3) AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.

B. If Landlord exercises either of the remedies provided in Sections 23. A.(2) or (23) A.(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

C. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term.

In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises, including but not limited to redecoration, to the extent deemed by Landlord necessary to re-let and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord’s actual third-party expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, repair, alterations and additions and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

D. If this Lease is terminated by Landlord pursuant to Section 23.A.(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and reasonable attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the

Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any actual damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

E. Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(1) Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant;

(2) Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available;

(3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building;

(4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:

(i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii) adversely affect the reputation of the Building; or

(iii) be incompatible with the operation of the Building as an office building;

(5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; and

(6) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

(i) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

(ii) Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

F. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or the termination of Tenant’s right to possession of the Premises, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

G. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

H. The receipt by Landlord of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the Rent due or to pursue any other remedies provided in this lease. The acceptance by Landlord of Rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

I. In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein. Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith. If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.

J. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under the Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord, provided Tenant is not in default under this Lease at the time it delivers such notice to Landlord. If the required performance cannot reasonably be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure promptly after notice, and in any event, within thirty (30) days and thereafter diligently and continuously attempts to complete this cure as soon as reasonably possible. If Landlord is in default under this Lease, Tenant may, without being obligated and without waiving such default by Landlord, cure such default only to the extent that such default occurs within the Premises (excluding the Common Areas or other areas within the Project). Landlord shall pay Tenant, within thirty (30) days following demand, all out of pocket costs, expenses and disbursements incurred by Tenant to cure such default by Landlord.

24. No Waiver. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

25. Peaceful Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained within any applicable notice and cure periods. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord’s interest hereunder.

26. Intentionally Omitted.

27. Holding Over. In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Section 23.A(3) hereof and continues to pay Rent, occupancy of the Premises subsequent to such termination or expiration shall be that of a month-to-month tenancy, terminable by either party upon 30 days prior written notice to the other. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to the Base Rent and Additional Rent under this Lease applicable to the last month of the Lease Term for the first three months of any hold over period and thereafter, in an amount equal to One Hundred Twenty Five Percent (125%) of (a) the greater of then current market rate, or (b) the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term longer than month-to-month or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, without limitation, any consequential damages to the extent actually incurred by Landlord by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant.

28. Subordination to Mortgage/Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. This Lease shall be subordinate to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) business days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. Notwithstanding the foregoing, such subordination shall not be effective unless the holder of such mortgage or other lien shall deliver to Tenant a written agreement reasonably satisfactory to Tenant and such mortgagee or lien holder that Tenant’s rights under this Lease shall not be disturbed by such holder so long as Tenant has paid all amounts then owing and is otherwise not in default under this Lease. Landlord agrees that it will obtain and deliver to Tenant such non-disturbance agreement from any present mortgagee(s) of the Premises, if any.

At any time and from time to time but within ten (10) business days after prior written request by either Tenant or Landlord, the other party will execute, acknowledge and deliver to the requesting party a certificate certifying in a form substantially similar to that which is attached hereto as Exhibit E (a) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification; (b) the date, if any, to which Rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered by the certifying party, which default has not been cured, except as to defaults specified in said certificate; and (d) to the best of the certifying party’s knowledge, there is no Event of Default under this Lease or an event which, with notice or the passage of time, or both, would result in an Event of Default under this Lease, except for defaults specified in said certificate, (e) confirmation of the Commencement Date and Termination Date, (f) that Tenant, to the extent Tenant is the certifying party, has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (g) the amount of Base Rent then due and payable under the Lease, (h) that the address for notices to be sent to the certifying party is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (i) that except as stated in the certificate, as of the date of such certificate, Tenant, to the extent Tenant is the certifying party has no charge, lien, or claim of offset against rent due or to become due, (j) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, and (k) as to such other matters as may be reasonably requested by the non-certifying party or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any prospective purchaser, lease assignee, or sublessee, or existing or prospective mortgagee or beneficiary under any mortgage of the Building or any part of the Property.

29. Notice. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section l.Y. of this Lease. When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. The address specified in Section l.Y. of this Lease may be changed from time to time by giving ten (10) days’ prior written notice thereof to the other party.

30. Intentionally Omitted.

31. Surrender of Premises. Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear and casualty excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed “ordinary wear and tear.” Tenant shall surrender to Landlord all keys to the

Premises and make known to Landlord the explanation of all combination locks, which Tenant is permitted to leave on the Premises. Subject to the Landlord’s rights under Section 23 hereof, if Tenant fails to remove any of Tenant’s Property within thirty (30) days after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expenses, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall be in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any Tenant’s Property from the Premises or storage, as the case may be, within thirty (30) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant’s Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale.

32. Rights Reserved to Landlord. Subject to the terms of this Lease, Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease: (1) upon thirty (30) days prior notice to change the name or street address of the Building; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property, or as Landlord may be required to do by law; (5) to have access to the Premises at reasonable hours to perform its duties and obligations and to exercise its rights under this Lease; (6) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises; (7) to approve the weight, size, or location of unusually heavy (as reasonably determined by Landlord) equipment or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant’s right to admittance at all times under such regulations as Landlord may prescribe from time to time, or to close (temporarily or permanently) any of the entrances to the Building; provided Landlord shall have the right to restrict or prohibit access to the Building or the Premises at any time Landlord determines it is reasonably necessary for such time and periods to do so to minimize the risk of injuries or death to persons or damage to property; (9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property; (10) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (11) if Tenant has vacated the Premises during the last six (6) months of the Lease Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises; and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided

Landlord’s exercise of its rights under this clause 11, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction.

33. Right of First Refusal. During the Lease Term and any Renewal Term, Tenant shall have the right of first refusal, on the terms and conditions hereafter set forth (the “ROFR”), to lease any space in the South Tower of the Building adjacent to the Premises or one floor above or below the Premises (the “ROFR Space”). Provided Tenant is not then in default under the terms of the Lease beyond any applicable grace or cure periods, upon receipt by Landlord from a third party of a bona fide offer or agreement to lease all or a portion of the ROFR Space which Landlord is willing to accept (a “Third Party Offer”), Landlord shall notify Tenant in writing (the “First Right Notice”) of the Third Party Offer and shall provide a copy of the terms thereof. Tenant shall thereupon have the right to lease the ROFR Space, by notifying Landlord of its election within ten (10) days after Landlord’s First Right Notice is given. In the event Tenant timely elects to exercise the ROFR herein provided, Tenant’s lease of such ROFR Space shall be under the same terms and conditions as those proposed and agreed to by the third party offer. In the event Tenant timely elects to exercise the ROFR as herein provided, the ROFR Space shall be added to and shall be deemed a part of the Premises, and Tenant agrees to execute such mutually agreeable amendments to this Lease or other documents requested by Landlord within a reasonable period after being provided such mutually agreeable amendments to the Lease or other documents requested by Landlord, to evidence the same and to evidence the affected provisions of the Lease, including, without limitation, increases in the Premises rentable square feet, rental and Tenant’s Proportionate Share. Tenant’s failure to notify Landlord of its election to exercise the ROFR within the prescribed ten (10) day period shall constitute Tenant’s waiver of the ROFR to lease the ROFR Space for that offer, but not subsequent offers received during the Term or any renewal thereof. Additionally, Tenant’s ROFR may not be assigned or otherwise conveyed by Tenant, and notwithstanding anything contained in this Lease to the contrary, shall at all times be subject and subordinate to the renewal, expansion or other occupancy rights of tenants in the Building existing as of the Effective Date.

34. Miscellaneous.

A. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

B. Tenant agrees not to record this Lease or any short form or memorandum hereof.

C. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

D. Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

E. Time is of the essence of this Lease and each of its provisions.

F. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations, subject to the following restrictions: (a) Landlord shall not be released from its obligations under this Lease unless the transferee agrees in writing, for the benefit of Tenant, to assume Landlord’s obligations under this Lease from and after the date of transfer; (b) If Landlord assigns its interest in this Lease to a lender as additional security, this assignment shall not release Landlord from its obligations under this Lease; and (c) this section does not release Landlord from its obligations or liabilities under this Lease that accrue before the date of transfer.

G. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease except Landlord’s Broker (Grubb & Ellis | Levy Beffort) and Tenant’s Broker (CB Richard Ellis). Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party. Commissions payable to Tenant’s Broker shall be paid by Landlord only if a written commission agreement has been executed by and between Landlord and such broker. Landlord shall be responsible for payment of all commissions to Landlord’s Broker.

H. If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

I. The individuals signing this Lease on behalf of Landlord and Tenant each represent (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of the party for whom the individual is signing, in accordance with the organizational documents of that party; (2) that this Lease is binding upon the party; (3) that the party is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located and (4) all required corporate actions to authorize this Lease have been duly taken by such party.

J. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.

K. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

L. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord’s mortgagee, if required. Provided, however, if such mortgagee’s consent is required but not obtained within 15 days after the date that this Lease is submitted, Tenant may terminate this lease upon written notice to Landlord.

M. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be not inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

N. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no effect upon the construction or interpretation of any part hereof.

O. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance of surrender of the Premises.

34. Entire Agreement. This Lease, including the following Exhibits:

Exhibit A -	Outline and Location of Premises (excluding Storage Space)
Exhibit A-l -	Outline and Location of Storage Space
Exhibit B -	Rules and Regulations
Exhibit C -	Payment of Basic Costs
Exhibit D -	Work Letter
Exhibit E -	Tenant Estoppel (Sample)
Exhibit F -	Parking Plan
Exhibit G -	Commencement Date Certificate
Exhibit H -	Guaranty Agreement

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease. This Lease may be modified only be a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

35. LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT SPECIFICALLY ADDRESSED HEREIN, TENANT SHALL NOT HAVE THE RIGHT TO AN ABATEMENT OF RENT OR TO TERMINATE THIS LEASE AS A RESULT OF LANDLORD’S DEFAULT AS TO ANY COVENANT OR AGREEMENT CONTAINED IN THIS LEASE OR AS A RESULT OF THE BREACH OF ANY PROMISE OR INDUCEMENT IN CONNECTION HEREWITH, WHETHER IN THIS LEASE OR ELSEWHERE AND TENANT HEREBY WAIVES SUCH REMEDIES OF ABATEMENT OF RENT AND TERMINATION. TENANT HEREBY AGREES THAT TENANT’S REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMITED TO SUIT FOR DIRECT AND PROXIMATE DAMAGES PROVIDED THAT TENANT HAS GIVEN THE NOTICES AS HEREINAFTER REQUIRED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS LEASE SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING AND THE PROPERTY AND THE RENTS, ISSUES, AND PROFITS THEREFROM AND TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING AND THE PROPERTY AND THE RENTS, ISSUES, AND PROFITS THEREFROM FOR THE RECOVERY OF ANY JUDGMENT

AGAINST THE LANDLORD, IT BEING INTENDED THAT LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. TENANT HEREBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROXIMATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES ABOUT WHOM TENANT HAS BEEN NOTIFIED AND FOR WHOM CURRENT CONTACT INFORMATION HAS BEEN PROVIDED, HOLDING MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES (“LANDLORD MORTGAGEES”) NOTICE AND THIRTY (30) DAYS TO CURE ANY ALLEGED DEFAULT BY LANDLORD, PROVIDED, HOWEVER, THAT IF THE TERM, CONDITION, COVENANT OR OBLIGATION TO BE PERFORMED BY LANDLORD IS OF SUCH NATURE THAT THE SAME CANNOT REASONABLY BE PERFORMED WITHIN SUCH THIRTY-DAY PERIOD, SUCH DEFAULT SHALL BE DEEMED TO HAVE BEEN CURED IF MORTGAGEE COMMENCES SUCH PERFORMANCE WITHIN SAID THIRTY-DAY PERIOD AND THEREAFTER DILIGENTLY UNDERTAKES TO COMPLETE THE SAME, AND IN FACT, COMPLETES SAME WITHIN SIXTY (60) DAYS AFTER NOTICE.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

[Signature page following]

LANDLORD: Merit Partners, LLC, an Oklahoma limited liability company

By: 4500 Partners, LLC, its Manager

By:	Philcrest Properties, Inc., its Manager

By:
Robert E. Phillips, President

Date:	7/8/11

TENANT: Winnercomm, Inc., a Delaware corporation

By:

Name:	Thomas E. Hornish

Title:	Executive VP, GC

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease dated June 30, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146.

EXHIBIT A-1

OUTLINE AND LOCATION OF STORAGE SPACE

This Exhibit is attached to and made a part of the Lease dated June 30, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146.

2,200 RSF

A STORAGE FLOOR PLAN

SCALE: N.T.S.

NORTH

B KEY PLAN

SCALE: N.T.S.

NORTH

kinslow, keith & todd, inc.
architectural interiors engineering

tel 918.744.4270
fax 918.744.7849
[illegible]
tulsa, oklahoma 74114

www.kktarchitects.com

WINNERCOMM STORAGE

CORPORATE WOODS

P & H PROPERTIES

SCALE	-	N.T.S.
[illegible]	-	[illegible]
[illegible]	-	[illegible]
DRAWN BY	-	[illegible]

LEASE PLAN

LE-7

EXHIBIT B

RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease dated June 30, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

1.	Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors from the exterior of the Building.

2.	Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

3.	Any sign, lettering, picture, notice, advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building. No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

4.	Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.

5.

Tenant shall refer all contractors, contractors representatives and installation technicians for Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning. All controls shall be adjusted only by Building personnel.

6.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity. If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

7.	All corridor doors, when not in use, shall remain closed. Tenant assumes all responsibility to close and lock all doors to the Premises before leaving the Building at the end of the day.

8.	Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.

9.	Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate with Landlord’s efforts to prevent the same.

10.	Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

11.	Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

12.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

13.	Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant in the Building in effect as of the effective date of this Lease.

14.	Tenant shall not open or permit to be opened any window in the Premises. This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.

15.	Tenant shall not permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

16.	All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

17.	Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

18.	Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

20.	Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any portion of the Building except for designated smoking areas, if any. No smoking shall be allowed within twenty-five feet of the entrance or exit of the Building.

21.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or common areas regardless of whether such loss occurs when such area is locked.

22.	No Tenant or Tenant Party shall possess, carry, store or transfer while in, or on or within the Building or Property any weapon, concealed or otherwise, including but not limited to any pistol, revolver, shotgun or rifle or other firearm of any kind, whether loaded or unloaded, or any dagger, bowie knife, dirk knife, switchblade knife, spring-type knife, sword cane, blackjack loaded cane, billy club, hand chain, metal knuckles or any other offensive weapon.

23.	To reduce the possibility of fire or other casualties, candles, halogen lamps, electric heaters, combustible or explosive fluids and chemicals are not allowed on the property. Tenant shall comply with all applicable building and fire codes.

24.	Tenant shall inform each Tenant Party of the rules and regulation of the Building and cause such parties to comply herewith.

Landlord reserves the right to rescind or amend any of these rules or regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needed for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice is given to tenant, shall be binding upon tenant in like manner as if originally herein prescribed.

EXHIBIT C

PAYMENT OF BASIC COSTS

This Exhibit is attached to and made a part of the Lease dated June 30, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146

A. During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of the amount by which (a) Basic Costs (as defined below) for the applicable calendar year exceeds Basic Costs for 2012 (the “Base Year”); provided however, in computing Tenant’s proportionate share of such increased Basic Costs, that portion of the Basic Costs which are Controllable Expenses, as hereafter defined, shall be limited such that regardless of the total amount of any increase in Basic Costs for any calendar year of the Term, Tenant’s Pro Rata Share of Controllable Expenses payable by Tenant hereunder shall not exceed one hundred and four percent (104%) of the amount of such Controllable Expenses paid by Tenant for the previous calendar year. In no event shall the amount required to be paid by Tenant with respect to Basic Costs for any calendar year during the Lease Term be less than zero. For the purposes hereof “Controllable Expenses” shall mean all Basic Costs except for real estate taxes and insurance costs.

B. Prior to January 1 of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and an estimate of Tenant’s Pro Rata Share of any excess Basic Costs over the Base Year (subject to the foregoing limit on Controllable Expenses). On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the amount by which Basic Costs for such calendar year will exceed Basic Costs for the Base Year (subject to the limit on Controllable Expenses). Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statements therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year. Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate. Tenant shall pay Landlord for any underpayment with Tenant’s next regular payment of Additional Rent. Any overpayment in excess of the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment(s) of Additional Rent next coming due under the Lease. Any overpayment in an amount equal to or less than the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate. Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph C below, when actual Basic Costs are determined for such calendar year.

Landlord shall maintain records of Basic Costs. These records may be kept in the form of books of account or computer memory. Tenant shall have the right at its sole cost and expense to inspect and audit such records applicable to the immediately preceding calendar year, at Landlord’s principal office in Tulsa, Oklahoma, during normal business hours, not more often than once a year and within twelve months of delivery by Landlord of the annual statement of actual Basic Costs as provided in Paragraph C below, on at least thirty (30) days prior notice to Landlord. Such audit may not be conducted by an auditor that is compensated on a contingency fee basis.

C. As soon as is practical following the end calendar year during the Lease Term, but in no event beyond April 1, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year. If for the previous calendar year, the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of Tenant’s Pro Rata Share of the amount by which Basic Costs for such prior year exceeds Basic Costs for the Base Year (subject to the limit on Controllable Expenses), then Landlord shall refund to Tenant any overpayment (or at Tenant’s option apply such amount against Additional Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease.

D. Basic Costs shall mean all direct and indirect costs, expenses paid and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property including but not limited to, the following:

(1) All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

(2) All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other third-party administrative costs relating to the Building and the Property.

(3) All rental and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

(4) All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems and equipment of the Building and the garage.

(5) All premiums and deductibles paid by Landlord for fire and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, Rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable office buildings or required to be carried by Landlord’s mortgagee.

(6) Charges for all utilities, including but not limited to water, electricity, gas and sewer for the Building and Common Areas, but excluding those electrical charges for which tenants are individually responsible.

(7) “Taxes”, which for purposes hereof, shall mean (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon Rent received by Landlord, (e) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants and except as relating to any rent, sales and use taxes or similar taxes levied or imposed upon Rent paid by Tenant), and (f) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building, but excluding income taxes. Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments. Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.

(8) All landscape expenses and costs of repairing, resurfacing and striping of the parking areas and garages of the Property, if any.

(9) Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment.

(10) Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

(11) The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building or (b) required to comply with any laws, rules or regulations of any governmental authority that was not applicable to the Property as of the date of this Lease. The cost of such capital improvements shall be amortized over a period as is consistent with generally accepted accounting principles.

(12) Any other charge or expense of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first class office building, would be construed as an operating expense.

E. Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property. Further, Basic Costs shall not include the cost of (1) capital improvements (except as above set forth), depreciation on the Building and its equipment, (2) marketing costs, including finder’s fees, leasing commissions and attorneys’ fees, in connection with the negotiation and preparation of deal memoranda, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease, and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building, (3) principal and interest payments on mortgage and other non-operating debts of Landlord, (4) costs of excess or additional services provided to any tenant in the Building which are directly billed to such tenants; (5) the cost of repairs due to casualty or condemnation which are reimbursed by third parties; (6) any cost due to Landlord’s breach of this Lease; (7) any income, estate, inheritance, or other transfer tax and any excess profit, franchise, or similar taxes on Landlord’s business; (8) costs incurred in connection with upgrading the Building to comply with any governmental law or regulation that was in effect prior to the date of this Lease; (9) any and all costs arising from the presence, removal, abatement, or remediation of Environmental Pollution in or about the Property, not placed therein by Tenant; and (10) costs arising from latent defects in the base, shell, or core of the Building or repair thereof.

In no event shall the Basic Costs for any year exceed the actual costs incurred by Landlord in that year, and Landlord shall make no profit from its collection of Basic Costs. Basic Costs will be reduced by reimbursements made to Landlord relating to such expenses, including without limitation reimbursements made in connection with after-hours utility charges, after-hours engineer or administrative fees, rebated taxes, insurance refunds, or any other expense offsets. Basic Costs shall be calculated in conformity with generally accepted accounting principles, applied on a consistent basis with the methods and cost categories utilized in the Base Year. In addition, Basic Costs for each year of the term of this Lease shall be calculated in a manner that is consistent with that used for calculating Basic Costs for the Base Year. Each time Landlord provides Tenant with an actual and/or estimated statement of Basic Costs, such statement shall be itemized on a line-item-by-line- item basis, showing the applicable expense for the applicable year and the year prior to the applicable year. All assessments and premiums which can be paid by Landlord in installments shall be included in Basic Costs by Landlord as if paid in the maximum number of installments permitted by law and not included as Basic Costs except in the year in which the assessment or premium installment would have been actually paid.

Capital improvements are more specifically defined as:

(1) Costs incurred in connection with the original construction of the Property or with any major changes to same, including but not limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and

(2) Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and

(3) Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property.

F. If the Building and the other buildings Landlord operates in conjunction therewith are not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar of the Lease term or if Landlord is not supplying services to at least ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings at any time during any calendar year of the Lease Term, the components of actual Basic Costs that vary directly with occupancy for purposes hereof shall, at Landlord’s option, be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings during such year. If Tenant pays for its Pro Rata Share of Basic Costs based on increases over a “Base Year” and Basic Costs for any calendar year during the Lease Term are determined as provided in the foregoing sentence, Basic Costs for such Base Year shall also be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings.

Base Year Basic Costs shall be adjusted as follows: (a) If Landlord incurs expenses associated with or relating to separate items, categories, or subcategories of Basic Costs that were not part of Basic Costs during the Base Year or were part of Basic Costs for only a portion of the Base Year, Basic Costs for the Base Year shall be considered to be increased by the amounts that Landlord would have incurred during the Base Year with respect to such expenses had these separate items, categories, or subcategories of Basic Costs been included in Basic Costs during the entire Base Year; (b) If any portion of the Building is covered by a warranty at any time during the Base Year, Basic Costs for the Base Year shall be considered to be increased by the amount that Landlord would have incurred during the Base Year with respect to the items or matters covered by the warranty had the warranty not been in effect during the Base Year; and (c) Any additional annual premium resulting from any new forms of insurance, any increase in insurance limits or coverage, or any decrease in deductibles in any year after the Base Year shall be considered to be included in Basic Costs for the Base Year.

EXHIBIT D

WORK LETTER

Landlord’s Work

This Exhibit is attached to and made a part of the Lease dated June 30, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146.

I. Improvements. Landlord, at Landlord’s sole cost and expense and liability, on a turnkey basis, shall cause to be planned, designed and installed in a good and workmanlike manner and consistent with Building Standards, described below, and in full compliance with all Applicable Laws, those certain improvements (the “Tenant Improvements”) to the Premises pursuant to the plans and specifications to be prepared by Kinslow, Keith & Todd Architects in conjunction with TFK Engineering within forty-five (45) days after the full execution of the Lease, and mutually approved by Landlord and Tenant as evidenced by their respective initials thereto (the “Plans”). If the Plans are not approved by Landlord and Tenant within fourteen (14) following receipt by Tenant, Tenant may terminate this Lease upon written notice given to Landlord delivered prior to the expiration of such fourteen (14) day period. Failure of Tenant to terminate this Lease by the lapse of such fourteen (14) day period shall be deemed approval of the Plans. For purposes hereof, the Plans shall include complete architectural drawings and specifications for Tenant’s layout, doors, lighting, dropped ceiling, telephone and electrical outlets, and finish schedule for the work to be done by Landlord, and complete mechanical plans and specifications where necessary for installation of HVAC and other mechanical and electrical facilities for the work to be done by Landlord hereunder. Notwithstanding the above, the Tenant Improvements to be installed by Landlord shall not include the IT Improvements, defined below or any special back up power needs of Tenant. Landlord shall promptly commence the construction of such Tenant Improvements upon delivery and approval of the Plans, and pursue completion of the construction in a commercially reasonable manner, subject only to delays resulting from (i) Tenant’s failure to promptly deliver the Plans; (ii) any lack of cooperation by Tenant or any of Tenant’s employees, agents or contractors, with regard to construction of the Tenant Improvements; (iii) unavoidable delays; or (iv) Tenant delays.

For purposes hereof the “Building Standard” is set forth as follows:

Doors –

•	7’ Plain sliced Oak – stained

•	Frame – 7’ Hollow metal

•	Hardware – Corbin lever or equal – cylindrical

Ceiling –

•	2x4 Armstrong 2nd look

•	15/16” Standard grid

Carpet –

•	Broadloom $16 /sy installed

Conference room and waiting area will have an allowance of up to $22/yd.

•	Base 4” Ropie w/cove

•	VCT Armstrong – Exelar

Walls –

•	Studs 3 5/8” 25up 24’o.c. to grid

•	Sheetrock 5/8” fire code

Paint –

•	Latex 2 coats

•	Reasonable accent colors will be authorized

Electrical –

•	Duplex Outlets –

•	Executive offices, conference, and training rooms – 4

•	All others 2

Kitchen –

•	3 GFI dedicated circuits for kitchen equipment

•	Existing cabinets/counters will be refurbished as needed

Workrooms –

•	copier, fax, printer rooms 4 dedicated circuits

Restrooms –

•	new laminate, new sink faucets and strainers, and

•	new seats for the water closets

Lighting –

•	2 x 4 lay-in fixture. T-8 2700 K bulbs with electronic ballast.

The cost of upgrades to the Building Standards shall be paid by Tenant to Landlord within thirty (30) days following receipt of an invoice from Landlord therefore with reasonable evidence of costs:

Tenant may authorize changes to the Tenant Improvements during construction only by written instructions to Landlord on a form approved by Landlord. All such changes will be subject to Landlord’s prior written approval which shall not be unreasonably withheld. Prior to commencing any change, Landlord will prepare and deliver to Tenant, for Tenant’s approval, a Change Order setting forth the total cost of such change, which will include associated architectural, engineering, construction contractor’s costs and fees, completion schedule changes, and the cost of Landlord’s overhead. If Tenant fails to approve such Change Order within ten (10) business days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform the change. Upon Landlord’s receipt of Tenant’s approval, Landlord will proceed with the change.

Landlord shall notify Tenant when the Tenant Improvements are Substantially Completed. On receipt of such notice, Tenant and Landlord shall immediately inspect the Tenant Improvements and prepare a written list of any items that are defective, incomplete, or do not conform to the Plans (“Punchlist”). Tenant may augment the Punchlist at any time on or before ten (10) days following the Substantial Completion Date. Tenant’s failure to specify any item on the Punchlist, however, shall not waive Landlord’s obligation to construct the Tenant Improvements in accordance with this Lease. Landlord shall cause all Punchlist items to be remedied within thirty (30) days after the Substantial Completion Date. A “latent defect” is a defect in the condition of the Premises caused by Landlord’s failure to construct the Improvements in a good and workmanlike manner and in accordance with the Working Drawings, which defect would not ordinarily be observed during a walk-through inspection. If Tenant notifies Landlord of a latent defect, then Landlord, at its expense, will repair such latent defect as soon as practicable.

II. IT Improvements and IT Allowance.

(a) Tenant shall have the right to install equipment to satisfy Tenant’s access control requirements, UPS requirements, special HVAC requirements, and Tenant’s voice and data cabling (collectively the “IT Improvements”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to install the IT Improvements in the Premises unless and until Tenant has complied with all of the terms and conditions of Paragraph 10.B of the Lease, including, without limitation, approval by Landlord of the final plans therefore and the contractors to be retained by Tenant to perform such work. Landlord’s approval of the contractors to install the IT Improvements shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to install the IT Improvements shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord; (ii) does not maintain insurance as required pursuant to the terms of this Lease; or (iii) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

(b) Provided Tenant is not in default under the Lease beyond any applicable notice and cure periods, Landlord agrees to contribute up to the sum of Sixty Seven Thousand Seventy Two and No/100 Dollars ($67,072.00) (the “IT Allowance”) toward the cost of the IT Improvements. The IT Allowance may only be used for the stated purpose, subject to Section IV below. The IT Allowance shall be paid to Tenant or at Landlord’s option, jointly to Tenant and the contractor that performed that portion of the IT Improvements, within thirty (30) days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in such IT Improvements for the stated purpose; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of all lien or lien rights from the contractor and all subcontractors; and (4) the certification of Tenant and its architect, if applicable, that the IT Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The IT Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the IT Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

In no event shall the IT Allowance be used for the purchase of equipment (excluding equipment specifically described above), furniture or other items of personal property of Tenant, subject to Section IV below. In the event Tenant does not use the entire IT Allowance within sixty (60) days following the Commencement Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the IT Improvements and/or IT Allowance.

(c) Notwithstanding the above, upon written request by Tenant received by Landlord upon execution of this Lease by Tenant, Landlord shall cause the installation of the IT Improvements directed by Tenant and on behalf of Tenant, in which event, Tenant shall pay to Landlord the cost thereof, less the IT Allowance, within thirty (30) days following receipt of an invoice from Landlord therefore and reasonable evidence of costs. Failure to make such payment shall constitute an Event of Default under this Lease. Further, Tenant acknowledges that Landlord’s facilitation of such IT Improvements on behalf of Landlord shall not be construed as part and parcel of “Landlord’s Work” for purposes of this Lease.

III. Moving Allowance

Provided Tenant is not in default under the Lease beyond any applicable notice and cure periods, Landlord agrees to contribute up to the sum of Fifty Thousand Three Hundred Four and No/100 Dollars ($50,304.00) (the “Moving Allowance”) toward the actual and direct out of pocket cost (but excluding any indirect or collateral costs, such as by way of example, the modification of business cards or letterhead) of Tenant’s move from its current facility to the Premises. The Moving Allowance may only be used for the stated purpose, subject to Section IV below. The Moving Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the contractor that performed that portion of the moving services within thirty (30) days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in such moving services; and (2) the certification of Tenant, that the moving services for which disbursement of the Moving Allowance is being requested have been fully performed. The Moving Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Moving Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. In no event shall the Moving Allowance be used for any purpose other than costs and expenses relating to moving services. In the event Tenant does not use the entire Moving Allowance within sixty (60) days following the Commencement Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Moving Allowance.

IV. Unused Allowance

In the event Tenant does not use the entire IT Allowance for IT Improvements as stated above, Tenant may add any unused balance thereof to the Moving Allowance and likewise, in the event Tenant does not use the entire Moving Allowance for moving expenses as provided above, Tenant may add any unused balance thereof to the IT Allowance. Further, in the event the entire IT Allowance or the entire Moving Allowance is not used by Tenant as provided above, then Tenant may also elect to use the balance of such IT Allowance or Moving Allowance to upgrade Tenant Improvement finishes beyond the Building Standard, such upgrades to be included within the final Plans; provided nothing herein shall be construed as increasing the scope of the use of such allowance except as specifically provided herein

EXHIBIT E

ESTOPPEL

DATE:

The undersigned hereby certifies as follows:

1. Winnercomm Inc., as “Tenant”, and Merit Partners, LLC, as “Landlord”, entered into a written lease dated June 30, 2011 (“Lease”), in which Landlord leased to Tenant and Tenant leased from Landlord, certain “Premises” described in said Lease and located in the City of Tula, County of Tulsa, State of Oklahoma.

2. The Lease is in full force and effect and has not been amended, modified, supplemented or assigned by Tenant. The Lease represents the entire agreement between Landlord and Tenant.

3. The Tenant has accepted the Premises and is in possession of and presently occupies the Premises.

4. As of the date of this certificate,                      knows of no uncured defaults by                      under the Lease or any of the related agreements described above, and                      knows of no event or conditions which if uncured shall with the passage of time or notice or both, would constitute a default by                      under the Lease or any of the related agreements described above.                      knows of no existing defenses or offsets which the undersigned has against the enforcement of the Lease by             .

5. Base Rent (as defined in the Lease) in the amount of $             is payable monthly from Tenant. Base Rent has been paid by Tenant under the Lease up to and including                     . The amount of the Operating Expense Adjustment currently payable by Tenant is $             per month. $             Security Deposit has been deposited with the Landlord.

6. Tenant has no claim against Landlord for any other security deposit, prepaid fee or charge or prepaid rent.

7.                      is executing and delivering this certificate with the understanding that a lender is provided financing which affects the Building and the Property or                     .                      acknowledges and agrees that                     and Lender or                      shall be entitled to rely on                     ’s certifications set forth herein.

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EXHIBIT F

PARKING DESIGNATION

This Exhibit is attached to and made a part of the Lease dated June 30, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146.

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EXHIBIT G

COMMENCEMENT CERTIFICATE

This Exhibit is attached to and made a part of the Lease dated June 30, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146.

COMMENCEMENT AND EXPIRATION ACKNOWLEDGEMENT AGREEMENT

THIS COMMENCEMENT AND EXPIRATION ACKNOWLEDGEMENT AGREEMENT (“Agreement”) is made and entered into this          day of                 , 20    , by and between Winnercomm, Inc., a Delaware corporation (“Tenant”) and Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”).

WHEREAS, Landlord and Tenant have heretofore entered into that certain Office Lease Agreement dated June 30, 2011 (the “Lease”), for certain space at Corporate Woods, 4500 South 129th East Avenue, Tulsa, Oklahoma, 74134.

WHEREAS, the Lease provides for the execution of a Commencement Date Certificate specifying, among other things, the Commencement Date and the Expiration Date of termination of the Lease;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party hereby warrants and represents to the other and agrees as follows:

1.	The capitalized terms used in this Agreement shall, unless otherwise specifically defined herein, have the same meanings as provided in the Lease.

2.	Tenant is in full and complete possession of the Premises, such possession having been delivered by the Landlord and having been accepted by the undersigned.

3.	The improvements, if any, required to be furnished by Landlord under the terms of the Lease have been completed in all respects and have been accepted by the Tenant.

4.	The Commencement Date of the Lease is the day of 20 and the Termination Date of the Lease is the day of 20 .

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5.	The Termination Fee for the First Termination Right is $ payable as provided in Section 2C of the Lease.

6.	The Workforce as of the Commencement Date is people.

IN WITNESS WHEREOF, the parties hereto do hereby execute this Agreement as of the day and year first above written.

LANDLORD: Merit Partners, LLC, an Oklahoma limited liability company

By:	4500 Partners, LLC, its Manager

	By:	Philcrest Properties, Inc., its Manager

By:
Robert E. Phillips, President

Date:

TENANT: Winnercomm, Inc., a Delaware corporation

By:

Name:

Title:

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EXHIBIT H

GUARANTY AGREEMENT

This Exhibit is attached to and made a part of the Lease dated June 30,, 2011 by and between Merit Partners, LLC, an Oklahoma limited liability company (“Landlord”) and Winnercomm, Inc., a Delaware corporation (“Tenant”) for space in the Building located at 4500 S. 129th East Avenue. Tulsa, OK 74146.

GUARANTY OF LEASE

This Guaranty is made as of this 30th day of June     , 2011 by OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation (“Guarantor”) with an address of 43445 Business Park Drive, Suite 103, Temecula, CA 92590, Attn: Assistant General Counsel to and in favor of MERIT PARTNERS, LLC, an Oklahoma limited liability company (“Landlord”) with an address of 4500 South 129th East Avenue, Tulsa, OK, 74134.

WITNESSETH:

WHEREAS, by Office Lease Agreement dated June 30, 2011, Landlord has leased to Winnercomm, Inc., a Delaware corporation (“Tenant”) certain premises located at 4500 South 129th East Avenue, Tulsa, OK, and identified as Suite 200 in that certain office complex commonly known as Corporate Woods (the “Lease” which term includes the same as it may hereafter be modified, amended, extended or renewed; capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Lease); and

WHEREAS, Landlord has required Guarantor to execute this Guaranty of Lease (“Guaranty”) as a condition to Landlord entering into the Lease with Tenant; and

WHEREAS, Guarantor will receive direct or indirect benefit from Landlord entering into the Lease with Tenant.

NOW, THEREFORE, in order to induce Landlord to enter into the Lease and for other good and valuable consideration, the undersigned Guarantor hereby agrees as follows:

1. Guarantor hereby irrevocably guarantees to Landlord the full and prompt payment of all Rent and any and all other sums and charges due and payable to Landlord by Tenant under the Lease (collectively, the “Payment Obligations”) and hereby further guarantees the full and timely performance and observance of all of the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant (the “Performance Obligations” and together with the Payment Obligations collectively, the “Obligations”). Upon the occurrence of an Event of Default Guarantor hereby covenants and agrees with Landlord: (i) to make the due and full punctual payment of all Payment

Obligations then due and payable by Tenant under the Lease; and (ii) to effect prompt and complete performance of all and each of the Performance Obligations, contained in the Lease on the part of Tenant to be kept, observed and performed. This Guaranty is a continuing guaranty of Tenant’s payment and performance and is not conditional or contingent upon any attempt to collect from Tenant or upon any other condition or contingency except as stated herein. In no event shall Guarantor’s obligations under this Guaranty exceed the Tenant’s contractual obligations under the Lease as of the date of this Guaranty without Guarantor’s prior written consent.

2. In the Event of Default under the Lease, Guarantor waives any right to require Landlord to FIRST: (a) proceed against Tenant or pursue any rights or remedies with respect to the Lease; (ii) proceed against or exhaust any security that Landlord holds from Tenant; or (iii) pursue any other remedy whatsoever. Landlord shall have the right to enforce this Guaranty regardless of the acceptance of additional security from Tenant and regardless of the release of discharge of Tenant or any guarantor by Landlord or by others, or by operation of law.

3. Guarantor shall not be entitled to make and hereby waives any and all defenses against any claim asserted by Landlord or in any suit or action instituted by Landlord to enforce this Guaranty or the Lease or to be excused from any liability thereunder unless Tenant could make or invoke such defense. Guarantor does hereby expressly waive any and all defenses at law or in equity which are not or would not be available to Tenant.

4. Subject to Paragraph 3 above and without limiting the generality of the foregoing, the liability of Guarantor under this Guaranty shall not be deemed to have been waived, released, discharged, impaired or affected by (a) reason of any waiver or failure to enforce or delay in enforcing any of the Obligations, or (b) the granting of any indulgence or extension of time to Tenant, or (c) the assignment of the Lease or the subletting of the Premises by Tenant, with or without Landlord’s consent, or (d) the expiration of the term, or (e) if Tenant holds over beyond the term of the Lease, or (f) any merger or reorganization or the release or discharge of Tenant or any other guarantor in any voluntary or involuntary receivership, bankruptcy, winding-up or other creditors’ proceedings, or (g) the rejection, disaffirmance or disclaimer of the Lease by Tenant in any action or proceeding, or (h) the release of any collateral held for the Obligations or release of any Guarantor of any other guarantor, and shall continue with respect to the periods prior thereto and thereafter. The liability of Guarantor shall not be affected by any repossession or re-entry of the Premises by Landlord.

5. The liability of Guarantor under this Guaranty shall not be released by any modification or amendment to the Lease (including any extension or renewal of the term of the Lease), and in the case of any such modification, the liability of Guarantor shall be modified in accordance with the term of any such modification of the Lease. Guarantor waives any notice of the modification or amendment of the Lease. Additionally, Guarantor acknowledges and agrees that Guarantor’s Obligations under this Guaranty may be increased by Tenant electing to expand the Premises all of which are expressly provided for in the Lease and the affect of any such election(s) by Tenant upon the Obligations of Guarantor under the Guaranty are hereby consented to by Guarantor.

6. In any action or proceeding which either party may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party therein agrees to pay all costs incurred by the prevailing party therein, including reasonable attorney’s fees, to be fixed by the Court, and said costs and attorney fees shall be made a part of the judgment in said action. All rights and remedies of Landlord under this Guaranty shall be cumulative and may be exercised singly or concurrently.

7. This Guaranty shall remain in full force and effect until the payment or performance of all Obligations and the other amounts due and payable under this Guaranty (whether or not the Lease shall have been terminated) or until otherwise terminated in accordance with Section 9 below. Until the payment and performance of all Obligations and the amounts due and payable under this Guaranty, Guarantor:

a. Shall have no right of subrogation against Tenant by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor under this Guaranty; and

b. Subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

8. Notwithstanding anything contained herein or the Lease to the contrary, Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if (i) at any time payment, or any part thereof, of any of the obligations of Tenant to Landlord are rescinded or must otherwise be returned or repaid by Landlord upon the insolvency, bankruptcy or reorganization of Tenant, all as those such payments to Landlord had not been made, or (ii) at any time a transfer given by Tenant to Landlord as security for the performance of any of the obligations of Tenant to Landlord are rescinded or nullified upon the insolvency, bankruptcy or reorganization of Tenant, all as those such transfers to Landlord had not been made.

9. This Guaranty shall terminate and be of no further force and effect on the earliest to occur of:

a. expiration of the Lease or termination of the Lease for any reason other than an Event of Default; or

b. mutual agreement of Landlord and Guarantor.

10. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord.

11. All of the terms, agreements and conditions of this Guaranty shall extend to and be binding upon Guarantor, and the heirs, executors, personal representatives, and/or successors and assigns of Guarantor and shall inure to the benefit of and may be enforced by Landlord, its successors and assigns, and the holder of any mortgage to which the Premises may be subject at any time or from time to time.

12. The use of the singular herein shall include the plural and the use of any gender shall include all genders or neuter as the case may be. This Guaranty is entered into in the State of Oklahoma and shall be governed by and construed in accordance with the laws of the State of Oklahoma. Guarantor agrees that the District Court of the State of Tulsa County, Oklahoma, and/or the Federal District Court for the Northern District of Oklahoma shall have jurisdiction over any dispute arising out of this Guaranty.

13. This Guaranty has been executed and delivered by Guarantor and constitutes the valid, binding and legal obligation of Guarantor. Guarantor agrees that it will, from time to time, within ten (10) days of Landlord’s request, execute and deliver a statement certifying that this Guaranty is unmodified and in full force and effect provided that such statement is true, complete and accurate as of the time of making.

14. If Guarantor’s financial information ceases to be generally publicly available, within thirty (30) days after receipt of a written request from Landlord, and subject to Landlord’s prior agreement to maintain the confidentiality of all Guarantor’s financial information, Guarantor shall furnish Landlord, upon Landlord’s request, but not more than once per any given calendar year (except in the event of a sale of the Premises) copies of Guarantor’s most current financial statement, copies of various financial reports, including, but not limited to, statement of income and expense, statement of financial position, statement of cash flows, and statement of change in financial position.

15. All notices under this Guaranty shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the requested, to the address of the parties first set forth above. When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. The addresses specified in this Guaranty may be changed from time to time by giving ten (10) days’ prior written notice thereof to the other party.

16. If any provision of this Guaranty or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Guaranty and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.

17. Guarantor and Landlord each hereby intentionally, knowingly and voluntarily waives any right to a trial by jury in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Guaranty. In extension of the foregoing, Guarantor and Landlord each specifically consents to trial before a court respecting any such matter. Neither Guarantor nor Landlord will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation

By:

Title:

“Guarantor”

State of California

County of

On	On before me,
Date		Here Insert Name and Title of the Officer

personally appeared
Name(s) of Signer(s)

,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Place Notary Seal Above
Signature
Signature of Notary Public